Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:        Carla Burigatto (Media)
(856) 342-3737
carla_burigatto@campbellsoup.com
Jennifer Driscoll (Analysts/Investors)
(856) 342-6081
jennifer_driscoll@campbellsoup.com

CAMPBELL REPORTS FIRST-QUARTER RESULTS
First-Quarter Sales Decreased 2 Percent
Organic Sales Decreased 4 Percent
Adjusted Earnings Before Interest and Taxes (EBIT) Decreased 20 Percent
Adjusted EPS from Continuing Operations Decreased 21 Percent to $0.66
Company Lowers Fiscal 2014 Sales, Adjusted EBIT and Adjusted EPS Guidance: Sets New Adjusted EPS Range of $2.53 to $2.58

CAMDEN, N.J., Nov. 19, 2013-Campbell Soup Company (NYSE:CPB) today reported its results for the first quarter of fiscal 2014.
First-Quarter Results Negatively Impacted by Several Factors

•	Inventory movements at U.S. retailers and program timing

•	Weakness in core business trends

•	Front-loaded marketing investments to support new products and build “Bolthouse Farms” brand

•	Voluntary recall of a range of Plum Organics pouch products

Denise Morrison, Campbell’s President and Chief Executive Officer, said, “I’m disappointed in Campbell’s first-quarter performance. We are confident in our plans to improve our performance in the remaining three quarters. Given our slow start to the year, we are lowering our fiscal 2014 guidance.
“While we anticipated a challenging first quarter, the impact from retailer inventory movements was greater than anticipated and accounted for more than half of the decline in organic sales. This was most acute in U.S. Soup, where retailer inventory movements lowered sales by approximately 4 percent, or two-thirds of the decline versus prior year. Significant shifts in our program timing and execution also pressured results, especially in U.S. Soup.
“As we stated in August, this year’s late Thanksgiving holiday is pushing shipments into the second quarter. We expect holiday timing to have a positive impact on our second-quarter results. The second quarter is off to a solid start, as we are seeing stronger shipments of soup, broth and stuffing.”
Morrison continued, “Another significant factor impacting our performance was our decision to front-load marketing spending in the first quarter to support new products in U.S. soup and simple meals and to invest in marketing our ‘Bolthouse Farms’ brand. Specifically, total advertising and consumer promotion expense increased 14 percent versus prior year.
“We continued to face challenges in U.S. Beverages and Australia, and we are implementing plans to improve the performance of these businesses. North America Foodservice performed as expected.
“I’m encouraged by the international expansion of our Global Baking and Snacking business with the acquisition of Kelsen Group, as well as the solid performance of Pepperidge Farm and strong growth in emerging markets.”
Morrison concluded, “Looking ahead, we have plans to drive meaningful growth across the business. We have a robust marketing program in the second and third quarters at the height of the soup season. We are accelerating innovation by moving up the launch of eight new soups. We expect strong performance from both Pepperidge Farm and Bolthouse Farms as we launch a stream of new products throughout the remainder of the year. Additionally, we will continue to take steps to increase productivity and reduce costs and reinvest these cost savings to drive growth. It will be a tougher road than we originally anticipated, but we believe the actions we are taking will strengthen our performance. We continue to believe that we are taking the right strategic steps to reshape Campbell and change our future growth trajectory.”

Results from Continuing Operations
The company reported earnings from continuing operations for the quarter ended Oct. 27, 2013, of $181 million, or $0.57 per share, compared with earnings of $232 million, or $0.73 per share, in the prior year. Fiscal 2014 results from continuing operations were negatively impacted by restructuring and restructuring-related costs and by tax expenses and foreign currency hedging costs associated with the divestiture of the company’s European simple meals business. Excluding items impacting comparability in both periods, adjusted earnings from continuing operations decreased 21 percent to $209 million compared with $266 million in the prior year’s quarter, and adjusted earnings per share from continuing operations decreased 21 percent to $0.66 compared with $0.84 in the year-ago quarter. A detailed reconciliation of the reported financial information to the adjusted information is included at the end of this news release.
On Nov. 8, 2013, the company voluntarily recalled a range of Plum Organics pouch products. In the first quarter, the company recognized costs associated with the recall of $16 million, $11 million after tax, or $0.03 per share, in earnings from continuing operations.
For the first quarter, sales from continuing operations decreased 2 percent to $2.165 billion. Organic sales decreased by 4 percent. The organic sales performance was negatively impacted by movements in retailer inventory levels across several of the company’s businesses. The decrease in sales for the quarter reflected the following factors:
▪Acquisitions added 4 percent
▪Volume and mix subtracted 4 percent
▪Price and sales allowances added 1 percent
▪Increased promotional spending subtracted 1 percent
▪Currency subtracted 1 percent
*Numbers do not add due to rounding
First-Quarter Financial Details - Continuing Operations

▪
Gross margin was 35.9 percent compared with 37.2 percent a year ago. Excluding restructuring-related costs in both years, adjusted gross margin in the current quarter was 36.0 percent compared with 38.2 percent a year ago. The decline in gross margin was primarily attributable to the impact of acquisitions, the Plum Organics recall and unfavorable mix.

▪
Marketing and selling expenses increased 11 percent to $261 million. The increase was primarily driven by higher advertising to support new product launches, including “Campbell’s Homestyle” soups and “Campbell’s” dinner sauces, as well as higher advertising to support the “Bolthouse Farms” brand.

▪	Administrative expenses decreased $7 million to $148 million, primarily due to lower compensation and benefit costs, including pension expenses, partly offset by the impact of acquisitions.

▪
EBIT was $305 million compared with $368 million in the prior-year quarter. Excluding items impacting comparability in both years, adjusted EBIT decreased 20 percent to $337 million. Adjusted EBIT declined primarily due to lower sales, increased advertising expense, expenses related to the Plum Organics recall and a lower gross margin percentage.

▪	Net interest expense decreased $3 million to $30 million, reflecting lower interest rates, partially offset by interest costs associated with the acquisitions of Kelsen Group and Plum Organics.

▪
The tax rate in the quarter was 34.5 percent compared with 31.3 percent in the prior year. Excluding items impacting comparability in both periods, the current quarter’s adjusted tax rate was 32.2 percent compared to 32.0 percent in the prior year.

▪	Cash flow from operations was $38 million compared with $81 million in the prior year. The decline was due to lower earnings partially offset by lower pension contributions.
Campbell Lowers Fiscal 2014 Guidance for Continuing Operations
In recognition of the sales and profit performance versus expectation in the first quarter, but with confidence in the company’s ability to deliver considerably stronger results in the balance of the year, Campbell has lowered its fiscal 2014 guidance. In fiscal 2014, Campbell now expects continuing operations to grow sales by 4 to 5 percent, adjusted EBIT to grow by 4 to 6 percent and adjusted EPS to grow by 2 to 4 percent, or $2.53 to $2.58 per share. Fiscal 2014 guidance includes the benefits of a 53rd week and acquisitions, the estimated impact of currency translation and the impact of presenting revenue on a net basis in connection with the company’s new business model in Mexico.

Summary of Fiscal 2014 First-Quarter Results by Segment
U.S. Simple Meals
Sales for U.S. Simple Meals were $860 million for the first quarter, a decrease of 4 percent compared with the year-ago period. A breakdown of the change in sales follows:

▪	Volume and mix subtracted 6 percent

▪	Price and sales allowances added 2 percent

▪	Promotional spending subtracted 2 percent

▪	The acquisition of Plum Organics added 2 percent
U.S. Soup sales decreased 6 percent compared to the year-ago quarter. Across the U.S. Soup portfolio, sales were negatively impacted by movements in retailer inventory levels, which in aggregate reduced sales by approximately 4 percent.

▪	Sales of “Campbell’s” condensed soups decreased 7 percent, with declines in both eating and cooking varieties.

▪	Sales of ready-to-serve soups decreased 11 percent, primarily due to declines in canned and microwavable soup varieties.

▪	Broth sales increased 3 percent, primarily driven by double-digit volume gains in aseptic broth, partly offset by declines in canned broth.
Sales of U.S. Sauces increased 4 percent versus the prior-year quarter driven by the acquisition of Plum Organics. Excluding the acquisition, sales decreased by 4 percent.
U.S. Simple Meals operating earnings decreased 23 percent to $211 million. Operating earnings decreased primarily due to lower volumes, higher advertising expenses, expenses related to the Plum Organics recall and increased promotional spending, partly offset by productivity improvements and higher selling prices.
Global Baking and Snacking
Sales for Global Baking and Snacking were $609 million for the first quarter, an increase of 6 percent from a year ago. The acquisition of Kelsen Group contributed $52 million to sales growth. The increase in sales reflected the following factors:

▪	Price and sales allowances added 2 percent

▪	Promotional spending subtracted 2 percent

▪	Currency subtracted 3 percent

▪	The acquisition of Kelsen Group added 9 percent

Further details of sales results included the following:

▪	Sales of Pepperidge Farm products increased, driven by higher selling prices and volume gains, partially offset by increased promotional spending.

◦	In cookies and crackers, sales increases were driven by solid gains in “Goldfish” snack crackers, partly offset by declines in adult varieties. Sales of cookies were comparable to the prior year.

◦	Sales of fresh bakery products increased versus the prior year driven by volume gains in bread and rolls, partly offset by a decline in stuffing.

▪	Sales at Arnott’s decreased primarily due to the negative impact of currency and sales declines in Australia, partially offset by strong gains in Indonesia.
Operating earnings for the quarter were $78 million, a decrease of 8 percent over the prior year. Operating earnings decreased primarily due to cost inflation and increased promotional spending, partly offset by higher selling prices. The operating earnings decline reflected lower earnings in Arnott’s and the unfavorable impact of currency, partly offset by gains in Pepperidge Farm.
International Simple Meals and Beverages
Sales for International Simple Meals and Beverages were $193 million for the first quarter, a decrease of 13 percent from a year ago. The sales decrease reflected the following factors:
▪Volume and mix subtracted 3 percent
▪Price and sales allowances subtracted 2 percent
▪Increased promotional spending subtracted 2 percent
▪Currency subtracted 5 percent
▪Net accounting in Mexico subtracted 1 percent
Excluding the impact of currency and the net accounting impact associated with implementing the new business model in Mexico, sales decreased in Canada, Latin America and the Asia Pacific region.

▪	In Canada, sales decreased due to declines in soup and beverages and the negative impact of currency.

▪	In Latin America, sales declined primarily due to lower selling prices.

▪	In the Asia Pacific region, sales decreased primarily due to the negative impact of currency and declines in Australia, principally in soup.

Operating earnings were $20 million, a decrease of 39 percent. The decrease in operating earnings was primarily due to lower volumes, lower selling prices and increased promotional spending.
U.S. Beverages
Sales for U.S. Beverages were $173 million for the first quarter, a decrease of 8 percent compared to the year-ago period. A breakdown of the change in sales follows:
▪Volume and mix subtracted 9 percent
▪Price and sales allowances subtracted 1 percent
▪Decreased promotional spending added 2 percent
The decrease in sales was primarily due to declines in “V8 V-Fusion” beverages. Sales of “V8” vegetable juice and “V8 Splash” beverages also declined.
Operating earnings for the quarter were $24 million compared with $30 million in the prior year. The decrease in operating earnings was primarily due to lower volumes.
Bolthouse and Foodservice
Sales for Bolthouse and Foodservice were $330 million for the first quarter, an increase of 2 percent compared with a year ago. A breakdown of the change in sales follows:
▪Volume and mix subtracted 2 percent
▪One additional week of Bolthouse Farms added 4 percent
Excluding the additional week from Bolthouse Farms, segment sales decreased 2 percent. North America Foodservice had volume declines in frozen soup, reflecting the loss of a major restaurant customer last year, while Bolthouse Farms sales were comparable to year ago as sales growth in premium refrigerated beverages and salad dressings were offset by declines in juice concentrates.
Operating earnings decreased by $5 million to $29 million. The decrease in operating earnings was primarily due to cost inflation and increased advertising for Bolthouse Farms, partly offset by sales associated with the extra week.
Restructuring Programs
In the first quarter of fiscal 2014, the company recorded restructuring charges of $20 million, $13 million after tax, or $0.04 per share, associated with initiatives to streamline its salaried workforce in North America and the Asia Pacific region. The company expects these actions to deliver annualized cost savings of approximately $40 million.

The company also recorded in the first quarter of fiscal 2014 restructuring charges of $1 million and restructuring-related costs of $2 million in unallocated corporate expenses for an aggregate impact of $3 million, $2 million after tax, or $0.01 per share, associated with fiscal 2013 initiatives. In the first quarter of fiscal 2013, the company recorded restructuring charges of $22 million and restructuring-related costs of $21 million in unallocated corporate expenses associated with the fiscal 2013 initiatives, an aggregate impact of $43 million, $27 million after tax, or $0.09 per share.
Unallocated Corporate Expenses
Unallocated corporate expenses for the quarter were $36 million compared with $66 million a year ago. The current quarter included $2 million of restructuring-related costs and a $9 million unrealized loss on foreign exchange forward contracts related to the sale of the European simple meals business. The prior-year quarter included $21 million of restructuring-related costs and $10 million of transaction costs related to the Bolthouse Farms acquisition. The balance of the decrease for the current quarter was primarily due to gains on foreign exchange transactions and on open commodity hedges.
Results from Discontinued Operations
The company completed the divestiture of its European simple meals business to CVC Capital Partners on Oct. 28, 2013, subsequent to the end of the first quarter. Results for the European simple meals business are reported as discontinued operations. The loss from discontinued operations for the first quarter was $9 million, or $0.03 per share, compared with earnings of $13 million, or $0.04 per share, in the prior year. The change in earnings was primarily due to costs associated with the divestiture, including additional tax expense related to the difference between the tax and book basis of the business. In the second quarter, the company anticipates recognizing a net gain of approximately $75 million after tax, or $0.24 per share, from the sale of the European simple meals business.
Combined Continuing and Discontinued Operations
Combining results of continuing and discontinued operations, the company reported net earnings of $172 million compared with $245 million in the prior year. Net earnings per share were $0.54 compared to $0.78 in the prior year.

Non-GAAP Financial Information
A detailed reconciliation of the reported financial information to the adjusted financial information is included at the end of this news release.
Conference Call
Campbell will host a conference call to discuss these results on Nov. 19, 2013, at 8:30 a.m. Eastern Standard Time. Participants may access the call at +1 (703) 639-1328. The conference ID is 1625872. Participants should call at least ten minutes prior to the starting time. The call will also be broadcast live over the Internet at investor.campbellsoupcompany.com and can be accessed by clicking on the “Webcast-Live” button. A recording of the call will be available approximately two hours after it is completed through midnight on Dec. 3, 2013, at +1 (703) 925-2533. The access code is 1625872. A recording of the call can also be accessed online by visiting investor.campbellsoupcompany.com and clicking on the “News & Events” button, followed by the “Webcasts & Presentations” button. To download the new Campbell investor relations app, which offers access to SEC documents, news releases, audiocasts and more, please visit the Apple App store to download on your iPhone or iPad, or Google Play for your Android mobile device.
Reporting Segments
Campbell Soup Company earnings results are reported for the following segments:
U.S. Simple Meals includes the following products: “Campbell’s” condensed and ready-to-serve soups, “Swanson” broth and stocks, “Prego” pasta sauces, “Pace” Mexican sauces, “Swanson” canned poultry, “Campbell’s” canned pasta, gravies, and beans, and “Plum Organics” food and snacks.
Global Baking and Snacking aggregates the following: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail; “Arnott’s” biscuits in Australia and Asia Pacific; and “Kjeldsens” and “Royal Dansk” cookies in Asia, the U.S., Europe, the Middle East, South America and Africa.
International Simple Meals and Beverages aggregates the retail business in Canada with the rest of the international business in Asia Pacific, Latin America and China.
U.S. Beverages includes the following products: “V8” vegetable juices, “V8 V-Fusion” juices and juice beverages, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.

Bolthouse and Foodservice includes the Bolthouse Farms and North America Foodservice businesses. Bolthouse Farms consists of the following products: super-premium refrigerated beverages, refrigerated salad dressings and carrot products, including fresh carrots, juice concentrate and fiber. North America Foodservice encompasses the distribution of products such as soup, specialty entrees, beverage products, other prepared foods and “Pepperidge Farm” products through various food service channels in the United States and Canada.
About Campbell Soup Company
Campbell Soup Company is a manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” “V8,” “Bolthouse Farms,” “Plum Organics” and “Kjeldsens.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor's 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo.

Forward Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on sales, earnings, and margins, particularly its predictions about future sales, EBIT and EPS in fiscal 2014. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market; (2) the impact of changes in consumer demand for the company’s products and consumer response to marketing and promotional programs; (3) the risks associated with trade and consumer acceptance of the company’s initiatives, including new and improved products; (4) the company’s ability to realize projected cost savings and benefits; (5) the company’s ability to manage changes to its business processes; (6) the practices, including changes to inventory practices, and increased significance of certain of the company’s key trade customers; (7) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (8) the impact of portfolio changes, including the Bolthouse Farms, Plum Organics and Kelsen Group acquisitions and the European simple meals divestiture; (9) the uncertainties of litigation; (10) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (11) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (12) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

#

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	October 27, 2013	October 28, 2012
Net sales	$2,165	$2,205
Costs and expenses
Cost of products sold	1,388	1,384
Marketing and selling expenses	261	236
Administrative expenses	148	155
Research and development expenses	31	27
Other expenses	11	13
Restructuring charges	21	22
Total costs and expenses	1,860	1,837
Earnings before interest and taxes	305	368
Interest, net	30	33
Earnings before taxes	275	335
Taxes on earnings	95	105
Earnings from continuing operations	180	230
Earnings (loss) from discontinued operations	(9)	13
Net earnings	171	243
Net loss attributable to noncontrolling interests	1	2
Net earnings attributable to Campbell Soup Company	$172	$245
Per share - basic
Earnings from continuing operations attributable to Campbell Soup Company	$.58	$.74
Earnings (loss) from discontinued operations	(.03)	.04
Net earnings attributable to Campbell Soup Company	$.55	$.78
Dividends	$.312	$.29
Weighted average shares outstanding - basic	314	314
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$.57	$.73
Earnings (loss) from discontinued operations	(.03)	.04
Net earnings attributable to Campbell Soup Company*	$.54	$.78
Weighted average shares outstanding - assuming dilution	317	316
*The sum of the individual per share amounts may not add due to rounding.
In fiscal 2014, the company recorded pre-tax restructuring charges of $20 ($13 after tax or $.04 per share in earnings from continuing operations) associated with initiatives to streamline its salaried workforce in North America and in the Asia Pacific region.
In fiscal 2013, the company implemented initiatives to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network; expand access to manufacturing and distribution capabilities in Mexico; improve its Pepperidge Farm bakery supply chain cost structure; and reduce overhead in North America. In the first quarter of fiscal 2014, the company recorded pre-tax restructuring charges of $1 and restructuring-related costs of $2 in Cost of products sold (aggregate impact of $2 after tax or $.01 per share on earnings from continuing operations) related to the initiatives. In the first quarter of fiscal 2013, the company recorded pre-tax restructuring charges of $22 and restructuring-related costs of $21 in Cost of products sold (aggregate impact of $27 after tax or $.09 per share on earnings from continuing operations).
On October 28, 2013, the company announced that it completed the sale of its simple meals business in Europe. The results of the business are reported as discontinued operations. In the first quarter of fiscal 2014, the company recorded an unrealized loss of $9 ($6 after tax or $.02 per share) on foreign exchange forward contracts used to hedge the proceeds from the sale of the European simple meals business. The loss was included in Other expenses in earnings from continuing operations. In addition, the company recorded tax expense of $7 ($.02 per share) in earnings from continuing operations associated with the sale of the business.
In fiscal 2013, the company recorded pre-tax transaction costs of $10 ($7 after tax or $.02 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. The costs were included in Other expenses in earnings from continuing operations.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	October 27, 2013	October 28, 2012	Percent Change
Sales
Contributions:
U.S. Simple Meals	$860	$896	(4)%
Global Baking and Snacking	609	574	6%
International Simple Meals and Beverages	193	223	(13)%
U.S. Beverages	173	189	(8)%
Bolthouse and Foodservice	330	323	2%
Total sales	$2,165	$2,205	(2)%
Earnings
Contributions:
U.S. Simple Meals	$211	$274	(23)%
Global Baking and Snacking	78	85	(8)%
International Simple Meals and Beverages	20	33	(39)%
U.S. Beverages	24	30	(20)%
Bolthouse and Foodservice	29	34	(15)%
Total operating earnings	362	456	(21)%
Unallocated corporate expenses	36	66
Restructuring charges	21	22
Earnings before interest and taxes	305	368	(17)%
Interest, net	30	33
Taxes on earnings	95	105
Earnings from continuing operations	180	230
Earnings (loss) from discontinued operations	(9)	13
Net earnings	171	243	(30)%
Net loss attributable to noncontrolling interests	1	2
Net earnings attributable to Campbell Soup Company	$172	$245	(30)%
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$.57	$.73
Earnings (loss) from discontinued operations	(.03)	.04
Net earnings attributable to Campbell Soup Company*	$.54	$.78	(31)%
*The sum of the individual per share amounts may not add due to rounding.
In fiscal 2014, the company recorded pre-tax restructuring charges of $20 ($13 after tax or $.04 per share in earnings from continuing operations) associated with initiatives to streamline its salaried workforce in North America and in the Asia Pacific region.
In fiscal 2013, the company implemented initiatives to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network; expand access to manufacturing and distribution capabilities in Mexico; improve its Pepperidge Farm bakery supply chain cost structure; and reduce overhead in North America. In the first quarter of fiscal 2014, the company recorded pre-tax restructuring charges of $1 and restructuring-related costs of $2 in Unallocated corporate expenses (aggregate impact of $2 after tax or $.01 per share on earnings from continuing operations) related to the initiatives. In the first quarter of fiscal 2013, the company recorded pre-tax restructuring charges of $22 and restructuring-related costs of $21 in Unallocated corporate expenses (aggregate impact of $27 after tax or $.09 per share on earnings from continuing operations).

On October 28, 2013, the company announced that it completed the sale of its simple meals business in Europe. The results of the business are reported as discontinued operations. In the first quarter of fiscal 2014, the company recorded an unrealized loss of $9 ($6 after tax or $.02 per share) on foreign exchange forward contracts used to hedge the proceeds from the sale of the European simple meals business. The loss was included in Unallocated corporate expenses in earnings from continuing operations. In addition, the company recorded tax expense of $7 ($.02 per share) in earnings from continuing operations associated with the sale of the business.
In fiscal 2013, the company recorded pre-tax transaction costs of $10 ($7 after tax or $.02 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. The costs were included in Unallocated corporate expenses in earnings from continuing operations.

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	October 27, 2013	October 28, 2012
Current assets	$2,394	$2,401
Current assets held for sale	193	—
Plant assets, net	2,283	2,409
Intangible assets, net	3,655	3,802
Other assets	123	135
Non-current assets held for sale	407	—
Total assets	$9,055	$8,747
Current liabilities	$3,952	$3,092
Current liabilities held for sale	152	—
Long-term debt	2,247	2,940
Other liabilities	1,336	1,618
Non-current liabilities held for sale	23	—
Total equity	1,345	1,097
Total liabilities and equity	$9,055	$8,747
Total debt	$4,832	$4,447
Cash and cash equivalents	$305	$361

On October 28, 2013, the company announced that it completed the sale of its European simple meals business. The assets and liabilities of the business were reported as assets and liabilities held for sale as of October 27, 2013.

Reconciliation of GAAP to Non-GAAP Financial Measures
First Quarter Ended October 27, 2013
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Net Debt
The company believes that net debt is a non-GAAP measure that provides additional meaningful comparisons between the company's financial position at October 27, 2013 and October 28, 2012, and also a useful perspective on the financial condition of the business. Interest income earned on cash and cash equivalents partially offsets interest expense on debt. Cash and cash equivalents are available to repay outstanding debt upon maturity.
The table below summarizes information on total debt and cash and cash equivalents:

(millions)	October 27, 2013	October 28, 2012
Short-term borrowings	$2,585	$1,507
Long-term debt	2,247	2,940
Total debt	$4,832	$4,447
Less: Cash and cash equivalents	(305)	(361)
Net debt	$4,527	$4,086
Organic Net Sales
Organic net sales exclude the impact of acquisitions, currency and presenting revenue on a net basis in connection with a new business model in Mexico in fiscal 2014. The company believes that organic net sales improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	October 27, 2013					October 28, 2012	% Change
(millions)	Net Sales, as reported	Impact of Currency	Impact of Acquisition	Impact of Net Accounting	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
U.S. Simple Meals	$860	$—	$(15)	$—	$845	$896	(4)%	(6)%
Global Baking and Snacking	609	19	(52)	—	576	574	6%	—%
International Simple Meals and Beverages	193	11	—	3	207	223	(13)%	(7)%
U.S. Beverages	173	—	—	—	173	189	(8)%	(8)%
Bolthouse and Foodservice	330	1	(14)	—	317	323	2%	(2)%
Total Net Sales	$2,165	$31	$(81)	$3	$2,118	$2,205	(2)%	(4)%

Items Impacting Gross Margin and Earnings
The company believes that financial information excluding certain transactions that are not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its gross margin and earnings results excluding these transactions.

The following items impacted gross margin and/or earnings:

(1)
In the first quarter of fiscal 2014, the company recorded pre-tax restructuring charges of $20 million ($13 million after tax or $.04 per share in earnings from continuing operations) associated with initiatives to streamline its salaried workforce in North America and in the Asia Pacific region.

In fiscal 2013, the company implemented initiatives to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network; expand access to manufacturing and distribution capabilities in Mexico; improve its Pepperidge Farm bakery supply chain cost structure; and reduce overhead in North America. In the first quarter of fiscal 2014, the company recorded pre-tax restructuring charges of $1 million and restructuring-related costs of $2 million in Cost of products sold (aggregate impact of $2 million after tax or $.01 per share on earnings from continuing operations) related to the initiatives. In the first quarter of fiscal 2013, the company recorded pre-tax restructuring charges of $22 million and restructuring-related costs of $21 million in Cost of products sold (aggregate impact of $27 million after tax or $.09 per share on earnings from continuing operations). The aggregate impact of the restructuring initiatives on fiscal 2013 was pre-tax restructuring charges of $51 million and restructuring-related costs of $91 million in Cost of products sold (aggregate impact of $90 million after tax or $.28 per share on earnings from continuing operations).

(2) On October 28, 2013, the company announced it completed the sale of its simple meals business in Europe. The results of the business are reported as discontinued operations. In the first quarter of fiscal 2014, the company recorded an unrealized loss of $9 million ($6 million after tax or $.02 per share) on foreign exchange forward contracts used to hedge the proceeds from the sale of the European simple meals business. The loss was included in earnings from continuing operations. In addition, the company recorded tax expense of $7 million ($.02 per share) in earnings from continuing operations associated with the sale. In the fourth quarter of fiscal 2013, the company recorded an impairment charge on the intangible assets of this business of $396 million ($263 million after tax or $.83 per share) in earnings from discontinued operations. In addition, the company recorded $18 million in tax charges ($.06 per share) in earnings from discontinued operations representing taxes on the difference between the book value and tax basis of the business.
(3) In the first quarter of fiscal 2013, the company incurred transaction costs of $10 million ($7 million after tax or $.02 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. These costs were included in earnings from continuing operations.
The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

	Three Months Ended
(millions, except per share amounts)	October 27, 2013	October 28, 2012	Percent Change
Gross margin, as reported	$777	$821
Add: Restructuring-related costs (1)	2	21
Adjusted Gross margin	$779	$842	(7)%
Adjusted Gross margin percentage	36.0%	38.2%
Earnings before interest and taxes, as reported	$305	$368
Add: Restructuring charges and related costs (1)	23	43
Add: Loss on foreign exchange forward contracts (2)	9	—
Add: Acquisition transaction costs (3)	—	10
Adjusted Earnings before interest and taxes	$337	$421	(20)%
Interest, net, as reported	$30	$33
Adjusted Earnings before taxes	$307	$388
Taxes on earnings, as reported	$95	$105
Add: Tax benefit from restructuring charges and related costs (1)	8	16
Add: Tax benefit from loss on foreign exchange forward contracts (2)	3	—
Deduct: Tax expense associated with sale of business (2)	(7)	—
Add: Tax benefit from acquisition transaction costs (3)	—	3
Adjusted Taxes on earnings	$99	$124
Adjusted effective income tax rate	32.2%	32.0%
Earnings from continuing operations, as reported	$180	$230
Deduct: Net loss from noncontrolling interests	(1)	(2)
Earnings from continuing operations attributable to Campbell Soup Company	$181	$232
Add: Net adjustment from restructuring charges and related costs (1)	15	27
Add: Net adjustment from loss on foreign exchange forward contracts (2)	6	—
Add: Tax expense associated with sale of business (2)	7	—
Add: Net adjustment from acquisition transaction costs (3)	—	7
Adjusted Earnings from continuing operations attributable to Campbell Soup Company	$209	$266	(21)%
Earnings (loss) from discontinued operations, as reported	$(9)	$13
Adjusted Net earnings attributable to Campbell Soup Company	$200	$279	(28)%
Diluted earnings per share - continuing operations attributable to Campbell Soup Company, as reported	$.57	$.73
Add: Net adjustment from restructuring charges and related costs (1)	.05	.09
Add: Net adjustment from loss on foreign exchange forward contracts (2)	.02	—
Add: Tax expense associated with sale of business (2)	.02	—
Add: Net adjustment from acquisition transaction costs (3)	—	.02
Adjusted Diluted earnings per share - continuing operations attributable to Campbell Soup Company	$.66	$.84	(21)%
Diluted earnings (loss) per share - discontinued operations, as reported	$(.03)	$.04
Diluted net earnings per share attributable to Campbell Soup Company, as reported*	$.54	$.78
Add: Net adjustment from restructuring charges and related costs (1)	.05	.09
Add: Net adjustment from loss on foreign exchange forward contracts (2)	.02	—

Add: Tax expense associated with sale of business (2)	.02	—
Add: Net adjustment from acquisition transaction costs (3)	—	.02
Adjusted Diluted net earnings per share attributable to Campbell Soup Company*	$.63	$.88	(28)%
*The sum of the individual per share amounts may not add due to rounding.

Year Ended
(millions, except per share amounts)	July 28, 2013
Gross margin, as reported	$2,912
Add: Restructuring-related costs (1)	91
Adjusted Gross margin	$3,003
Adjusted Gross margin percentage	37.3%
Earnings before interest and taxes, as reported	$1,080
Add: Restructuring charges and related costs (1)	142
Add: Acquisition transaction costs (3)	10
Adjusted Earnings before interest and taxes	$1,232
Interest, net, as reported	$125
Adjusted Earnings before taxes	$1,107
Taxes on earnings, as reported	$275
Add: Tax benefit from restructuring charges and related costs (1)	52
Add: Tax benefit from acquisition transaction costs (3)	3
Adjusted Taxes on earnings	$330
Adjusted effective income tax rate	29.8%
Earnings from continuing operations, as reported	$680
Deduct: Net loss from noncontrolling interests	(9)
Earnings from continuing operations attributable to Campbell Soup Company	$689
Add: Net adjustment from restructuring charges and related costs (1)	90
Add: Net adjustment from acquisition transaction costs (3)	7
Adjusted Earnings from continuing operations attributable to Campbell Soup Company	$786
Earnings (loss) from discontinued operations, as reported	$(231)
Add: Net impairment on European business (2)	263
Add: Tax expense on book and tax differences (2)	18
Adjusted Earnings from discontinued operations	$50
Adjusted Net earnings attributable to Campbell Soup Company	$836
Diluted earnings per share - continuing operations attributable to Campbell Soup Company, as reported	$2.17
Add: Net adjustment from restructuring charges and related costs (1)	.28
Add: Net adjustment from acquisition transaction costs (3)	.02
Adjusted Diluted earnings per share - continuing operations attributable to Campbell Soup Company*	$2.48
Diluted earnings (loss) per share - discontinued operations, as reported	$(.73)
Add: Impairment on European business (2)	.83
Add: Tax expense on book and tax differences (2)	.06
Adjusted Diluted earnings per share - discontinued operations	$.16
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$1.44
Add: Net adjustment from restructuring charges and related costs (1)	.28
Add: Net adjustment from acquisition transaction costs (3)	.02
Add: Net impairment on European business (2)	.83
Add: Tax expense on book and tax differences (2)	.06
Adjusted Diluted net earnings per share attributable to Campbell Soup Company*	$2.64
*The sum of the individual per share amounts may not add due to rounding.